Exhibit 10.1

RESTRICTIVE COVENANT AGREEMENT

THIS RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is executed as of                                   , 2011, by and between [NAME] (“Executive”) and PHH Corporation (the “Company”).

WHEREAS, Executive is an officer of the Company who has substantial value to the business of the Company due to Executive’s access to the Company’s confidential, proprietary and trade secret information and the Company’s employees, customers and contacts; and

WHEREAS, Executive has been approved to receive an award that certain grant of performance restricted stock units dated [date] (the “Award”) contingent upon the Executive entering into this Agreement;

WHEREAS, in connection with the receipt of the Award, the Executive is required to sign this Agreement.

NOW THEREFORE, intending to be legally bound hereby, the Company and Executive agree as follows:

Consideration.

In consideration of Executive’s execution of and abiding by this Agreement, executive has received the Award and the Company has agreed to continue Executive’s employment on an at-will basis.

Covenants Not to Compete

Executive agrees that, during Executive’s employment with the Company and its subsidiaries and affiliates (the “PHH Group”) and for a period of twelve (12) months following Executive’s termination of employment for any reason (collectively, the “Restriction Period”), Executive shall not compete with the PHH Group, as set forth below:

1.                                       Executive agrees that Executive will not, directly or indirectly, whether on Executive’s own behalf, or on behalf of any third party, provide services substantially similar to the services Executive provided to the PHH Group on the Determination Date anywhere in the United States to any competitor of the Company.  For purposes of this Agreement, a competitor of the Company is defined as a business engaged in any of the businesses of or services provided by the PHH Group on the Determination Date, and in particular businesses in the fleet management, mortgage origination, and/or mortgage servicing industries, including, without limitation: Mike Albert Leasing, Inc.; Allstate Leasing, Inc.; ARI (Automotive Rentals, Inc.); Donlen Corporation; Enterprises Leasing Company; GE Commercial Finance Fleet Services; Emkay Vehicle Leasing; Lease Plan U.S.A.; Wheels, Incorporated; American Leasing; BBL; MotoLease; Merchants Leasing; Sutton Leasing; ULTEA; SunTrust; Wells Fargo; The CEI Group; Fleet Response; CCM; Union Leasing; SunTrust; Wells Fargo; Wells Fargo Home Mortgage; Bank of America Mortgage; Chase Home Finance;

Nexstar Financial; CitiMortgage, Inc.; GMAC Residential Holdings; SunTrust Mortgage, Inc.; MetLife Bank; Quicken Loans, Inc.; CTX Mortgage; Branch Banking & Trust Co.; Pulte Mortgage; AmSouth Mortgage; Fifth Third Mortgage; U.S. Bank Home Mortgage; Citizens Mortgage  Corporation; and any successors that are created by merger, consolidation or any other similar transaction involving any of the foregoing.

2.                                       Executive acknowledges that the PHH Group’s businesses are conducted nationally and agrees that the restrictions herein shall operate throughout the United States.  Nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding securities of any publicly traded company that would be a competing company as described in section 1 above, so long as Executive has no active participation in the business of such company.

3.                                       Executive agrees that Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any third party, solicit, induce or encourage, during the Restriction Period any person who was employed by the PHH Group on the Determination Date, and/or any person who was employed by the PHH Group at any time during the twelve-month period immediately preceding the Determination Date, to terminate their employment with the PHH Group.

4.                                       Executive agrees that Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of any third party, during the Restriction Period, solicit any person or entity who was a customer of, client of or target identified for acquisition by PHH Group at any time during the twelve-month period immediately preceding the Determination Date for any purpose which directly or indirectly competes with the business of the PHH Group.

Executive agrees and acknowledges that the promises and covenants not to compete set forth above each have a unique, very substantial and immeasurable value to the PHH Group, that the PHH Group is engaged in a highly competitive industry, and that Executive is receiving significant consideration in exchange for these promises and covenants.  Executive acknowledges that the promises and covenants set forth above are necessary for the reasonable and proper protection of the PHH Group’s legitimate business interests; and that each and every promise and covenant is reasonable with respect to activities restricted, geographic scope and length of time.

For purposes of this Agreement, “Determination Date” means, either during or after employment, the date the Executive most recently provided services to the PHH Group as an employee of the PHH Group.

Confidential Information

Executive acknowledges that as part of Executive’s employment with the PHH Group, Executive has access to information that is not generally disclosed or made available to the public. Executive recognizes that in order to guard the legitimate interests of the PHH Group, it is necessary for it to protect all confidential information.  Executive agrees to keep secret all non-

public, confidential and/or proprietary information, matters and materials of the PHH Group, and personal confidential or otherwise proprietary information regarding the PHH Group’s employees, executives, directors or consultants affiliated with the PHH Group, including, but not limited to, documents, materials or information regarding, concerning or related to the PHH Group’s research and development, its business relationships, corporate structure, financial information, financial dealings, fees, charges, personnel, methods, trade secrets, systems, procedures, manuals, confidential reports, clients or potential clients, financial information, business and strategic plans, proprietary information regarding its financial or other business arrangements with the executives, sales representatives, editors and other professionals with which it works, software programs and codes, access codes, and other similar materials or information, as well as all other information relating to the business of the PHH Group which is not generally known to the public or within the fleet management and/or mortgage industries or any other industry or trade in which the PHH Group competes (collectively, “Confidential Information”), to which Executive has had or may have access and shall not use or disclose such Confidential Information to any person except (a) in the course of, and to the extent required to perform, Executive’s duties for the PHH Group, (b) to the extent required by applicable law, or (c) to Executive’s personal advisors, to the extent such advisors agree to be bound by this provision.  This obligation is understood to be in addition to any agreements Executive may have signed with the PHH Group or any of its subsidiaries or affiliates concerning confidentiality and non-disclosure, non-competition, non-solicitation, and assignment of inventions or other intellectual property developments, which agreements will remain in full force and effect.  Confidential Information shall not include any information that is within the public domain or enters the public domain through no act of the Executive.

Non-Disparagement

Executive will not disparage or defame, through verbal or written statements or otherwise, the PHH Group or any of its members, directors, officers, agents or employees or otherwise take any action which could reasonably be expected to adversely affect the reputation, business practices, good will, products and services of the PHH Group or the personal or professional reputation of any of the PHH Group’s members, directors, officers, agents or employees.  This non-disparagement provision shall not be construed to prevent Executive from testifying truthfully under oath in a legal or regulatory proceeding.

Enforcement of Restrictive Covenants

Executive agrees and acknowledges that in the event of a breach or threatened breach by Executive of one or more of the covenants and promises described above in “Covenants Not to Compete,” “Confidential Information,” and “Non Disparagement,” the PHH Group will suffer irreparable harm that is not compensable solely by damages.  Executive agrees that under such circumstances, the PHH Group shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive or other relief to enforce these promises and covenants.  The Company and any other member of the PHH Group will, in addition to the remedies provided in this Agreement, be entitled to avail itself of all such other remedies as may now or hereafter exist at law or in equity for compensation and for the specific enforcement of the covenants in this Agreement. Resort to any remedy provided for in this Agreement or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies or preclude the Company or PHH Group’s recovery of monetary damages and compensation.

Arbitration

Any and all disputes arising under this Agreement or out of Executive’s employment with the Company will be resolved exclusively by arbitration administered exclusively in New Jersey by JAMS, pursuant to its then-prevailing Employment Arbitration Rules & Procedures, before an arbitrator or arbitrators whose decision shall be final, binding and conclusive on the parties, and judgment on the award may be entered in any court having jurisdiction pursuant to this Agreement.  The Company shall bear any and all costs of the arbitration process, excluding any attorneys’ fees incurred by Executive with regard to such arbitration.  Executive and the Company further acknowledge and agree that, due to the nature of the confidential information, trade secrets, and intellectual property belonging to the PHH Group to which Executive has been given access, and the likelihood of significant harm that the PHH Group would suffer in the event that such information was disclosed to third parties, nothing in this paragraph shall preclude the Company or any other member of the PHH Group from seeking declaratory or injunctive relief to prevent Executive from violating, or threatening to violate, the terms under the “Covenants Not to Compete,” “Confidential Information” and “Non-Disparagement” sections of this Agreement.  The exclusive forum for any action seeking declaratory or injunctive relief under this Agreement shall be the state and federal courts sitting in the state of New Jersey and each party to this Agreement consents to the exercise of personal jurisdiction and venue by such courts.

Acknowledgment (initial below):

Company:	Executive:

Miscellaneous

Absence of Reliance.  Executive acknowledges that in agreeing to this Agreement, Executive has not relied in any way upon representations or statements of the Company other than those representations or statements set forth in this Agreement.

Section Headings.  The section headings are solely for convenience of reference and shall not in any way affect the interpretation of this Agreement.

Notice:  All notices, requests, demands and other communications made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given (a) if hand delivered, at the same time delivered, or (b) at the time shown on the return receipt if mailed in a certified postage prepaid envelope (return receipt requested) addressed to the respective parties as follows:

If to PHH Corporation:

PHH Corporation

c/o General Counsel

3000 Leadenhall Road

Mt. Laurel, NJ  08054

If to Executive:

[name]

or to such other address as the party to whom notice is to be given may have previously furnished to the other party in writing in the manner set forth above.

Successors and Assigns.  This Agreement will inure to the benefit of and be binding upon the Company and Executive and their respective successors, executors, administrators and heirs. Executive may not make any assignment of this Agreement or any interest herein, by operation of law or otherwise.  The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, or otherwise.

Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will be modified or reformed to the extent necessary to bring the provision into compliance with applicable law and then enforced as reformed or modified.

Entire Agreement; Amendments.  This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof.  This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.

Choice of Forum; Governing Law.  The exclusive forum for any and all disputes under this Agreement shall be the state and federal courts sitting in the state of New Jersey and each party to this Agreement consents to the exercise of personal jurisdiction and venue by such courts.  This Agreement will be governed by, and enforced in accordance with, the laws of the State of New Jersey without regard to the application of the principles of conflicts of laws.

Counterparts and Facsimiles.  This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument.

[signature page to follow]

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.

[Name]
Date:

PHH CORPORATION
By:
Date:

6169146